Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of RE/MAX Holdings, Inc. for the registration of shares of Class A common stock issuable pursuant to inducement awards made to Erik Carlson of our reports dated February 22, 2024, with respect to the consolidated financial statements of RE/MAX Holdings, Inc. and the effectiveness of internal control over financial reporting of RE/MAX Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Denver, Colorado

February 22, 2024